Exhibit 99.1

Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2025 THIRD QUARTER RESULTS

New York, May 1, 2025 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for the third quarter ended March 31, 2025.
Stéphane de La Faverie, President and Chief Executive Officer, said, “In the third quarter of fiscal 2025, we delivered our organic sales outlook and exceeded profitability expectations. We are moving decisively and building momentum as we bring our “Beauty Reimagined” strategic vision to life across its five key priorities. This is evidenced by our prestige beauty share gains in strategic markets like the U.S., China, and Japan and our mid single-digit organic net sales growth online.

“Our global business organic sales trends, excluding travel retail, showed sequential improvement. With the strategic reset of our travel retail business well underway to better reflect recent industry trends and market conditions, and provided there is meaningful resolution of the recently enacted tariffs to mitigate potential related negative impacts, we are confident in our ability to return to sales growth in fiscal 2026.”

FISCAL 2025 THIRD QUARTER SELECT FINANCIAL RESULTS (unaudited)1,2

	Three Months Ended March 31		Percentage Change
($ in millions, except per share data)	2025	2024
Net Sales	$3,550	$3,940	(10)%
Organic Net Sales, Non-GAAP[1]	$3,605	$3,940	(9)%

Other Financial Results:
Gross Profit	$2,661	$2,833	(6)%
Gross Margin	75.0%	71.9%
Adjusted Gross Profit, Non-GAAP[1,2]	$2,661	$2,833	(6)%
Adjusted Gross Margin, Non-GAAP[1,2]	75.0%	71.9%

Operating Income	$306	$531	(42)%
Operating Margin	8.6%	13.5%
Adjusted Operating Income, Non-GAAP[1,2]	$403	$554	(27)%
Adjusted Operating Margin, Non-GAAP[1,2]	11.4%	14.1%

Diluted Net Earnings Per Common Share	$.44	$.91	(52)%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,2]	$.65	$.97	(33)%
1See pages 17 and 18 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.

•Net sales decreased 10% to $3.6 billion. Organic net sales decreased 9%.
•As Reported and Adjusted Gross margin expanded 310 basis points, to 75.0%, despite the decline in net sales, primarily driven by net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”). This also includes the favorable impact of 240 basis points due to the trigger of an in-period charge for under-absorbed manufacturing overhead costs in the prior-year period, partially offset by the unfavorable impact of 100 basis points due to a similar charge recognized in the fiscal 2025 third quarter.
•Operating margin declined to 8.6% from 13.5% in the prior-year period. Adjusted operating margin contracted 270 basis points, to 11.4% from 14.1%. These reflect the increase in consumer-facing investments, along with sales volume deleverage in the fiscal 2025 third quarter. In addition, the net benefits from the Company’s PRGP helped to reduce non-consumer facing expenses.
•Effective tax rate was 34.0% compared with 31.1% in the prior-year period. Adjusted effective tax rate was 30.8% compared with 30.5%.
•Diluted net earnings per common share decreased to $.44, compared with $.91 in the prior-year period. Adjusted diluted net earnings per common share decreased to $.65, compared with $.97.
•For the nine months ended March 31, 2025:
◦Net cash flows provided by operating activities decreased to $671 million, compared with $1,471 million in the prior-year period, primarily reflecting lower pre-tax earnings, excluding non-cash items, as well as the unfavorable change in operating assets and liabilities. This includes the impact from the significant reduction in inventory in the prior-year period that drove strong net cash flows in fiscal 2024. The decrease also reflects the increase in restructuring payments.
◦Capital expenditures decreased to $395 million from $702 million in the prior-year period primarily due to the prior-year payments relating to the manufacturing facility in Japan as well as the Company’s efforts this year to optimize capital expenditures to improve free cash flow.
◦The Company paid dividends of $492 million.

BEAUTY GAINS AND OPERATIONAL HIGHLIGHTS3
•Achieved prestige beauty share gains for the fiscal 2025 third quarter in some key markets:
◦U.S.4, driven by Clinique, The Ordinary and Bumble and bumble
◦Mainland China, driven by La Mer, Estée Lauder and Tom Ford
◦Japan, driven by Le Labo, La Mer and Estée Lauder
•Launched breakthrough, on-trend and commercial innovations, including:
◦M·A·C Nudes Collection in January 2025, featured new as well as reintroduced fan-favorite nude shades across the lip and eye subcategories
◦La Mer Night Recovery Concentrate in January 2025, positioned to speed recovery from signs of sensitivity, including visible post-derm treatment irritation
◦Estée Lauder Double Wear Stay-in-Place 24-hour Concealer in February 2025, introduced as a multi-use skin perfecting concealer with a matte finish and a companion to Double Wear Stay-in-Place foundation
◦Jo Malone London Hand Creams in February 2025, relaunched with new packaging and scent extensions, driving new recruitment at entry prestige pricing, along with one scent launched exclusively on Kakao
◦Le Labo Eucalyptus 20 in February 2025, extended the brand’s Classic Collection with a genderless blend of eucalyptus, woods and resin
◦The Ordinary Multi-Active Delivery Essence in February 2025, formulated to target multiple signs of aging simultaneously
◦Clinique Moisture Surge Active Glow Serum in March 2025, expanded the beloved Moisture Surge product franchise with a serum offered at entry prestige pricing
•Expanded consumer coverage:
◦Broadened Fragrance distribution with approximately 10 net new freestanding stores opened globally in the fiscal 2025 third quarter, led by Le Labo and KILIAN PARIS
◦Launched seven additional stores on Shopee in Southeast Asia in January and February 2025
◦Launched Estée Lauder (January 2025) and The Ordinary (April 2025) on TikTok Shop in Thailand
◦Launched The Ordinary in Amazon’s U.S. Premium Beauty (January 2025) and in Turkey (April 2025)
•Recognized for investments and expanded strategic partnerships in AI to drive operational efficiencies:
◦Featured on Microsoft’s AI @ Work list as an “Agent of Change” in March 2025, highlighting the Company’s dedication and leadership in AI integration across business functions
◦Announced a strategic partnership with Adobe in March 2025 to integrate Firefly generative AI into the Company’s existing Creative Cloud workflows, designed to drive efficiency, accelerate execution and empower creative teams to recapture time and focus on ideating and creating new artistic concepts
3Since the Company’s last earnings announcement, including some previously disclosed.
4Source: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended March 2025.

FISCAL 2025 THIRD QUARTER RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$1,807	$2,060	(12)%	1%	(11)%	$361	$468	(23)%
Makeup	1,035	1,136	(9)	2	(7)	14	66	(79)
Fragrance	557	575	(3)	2	(1)	32	29	10
Hair Care	126	143	(12)	1	(10)	(13)	(25)	48
Other	25	26	(4)	—	(4)	9	11	(18)
Subtotal	$3,550	$3,940	(10)%	1%	(9)%	$403	$549	(27)%
Returns/charges associated with restructuring and other activities	—	—				(97)	(18)
Total	$3,550	$3,940	(10)%	1%	(9)%	$306	$531	(42)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities						97	18
Skin Care - Change in fair value of DECIEM acquisition-related stock options						—	5
Adjusted Operating Income - Non-GAAP						$403	$554	(27)%
[1]Percentages are calculated on an individual basis.
The product category net sales commentary below reflects organic net sales, excluding the negative impacts from foreign currency translation that are reflected in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales decreased 11%, primarily due to the decrease in the Company’s Asia travel retail business, which drove declines from Estée Lauder and La Mer, including:
◦Ongoing subdued sentiment and lower conversion from Chinese consumers;
◦The difficult comparison to the prior-year period due to the Company’s resumption of replenishment orders in the fiscal 2024 third quarter and the Company’s strategic decision to reduce its exposure to reseller activity; and
◦Retailer shifts in strategies toward more profitable duty-free business models in both Korea and mainland China, which led to lower replenishment orders.

•Skin Care operating income decreased, primarily due to the decline in net sales and increase in consumer-facing investments5, partially offset by lower cost of sales.
Makeup
•Makeup net sales decreased 7%, primarily driven by declines from:
◦M·A·C, reflecting an unfavorable impact from the timing and lower level of shipments for new product launches compared to the prior-year period—which more than offset the benefit from fiscal 2025 innovation, including the M·A·C Nudes Collection and MACximal Sleek Satin Lipstick—as well as retailer destocking primarily driven by elevated inventory levels stemming from retail softness; and
◦Estée Lauder, primarily driven by the decline in the face subcategory, due in part to the timing of shipments for new product launches in the prior-year period, which more than offset the benefit from the fiscal 2025 launch of Double Wear Stay-in-Place 24-Hour Concealer.
•Makeup operating income decreased, primarily due to the decline in net sales, partially offset by lower cost of sales.
Fragrance
•Fragrance net sales decreased 1%, primarily driven by:
◦Declines from Clinique, mainly attributable to the Clinique Happy product franchise, and Estée Lauder, primarily reflecting retail softness in Asia/Pacific.
◦These declines were partially offset by the low-single-digit increase from the Company’s Luxury Brands6, led by strong double-digit growth from Le Labo. The brand’s performance was driven by hero products such as its Classic Collection, innovation with Osmanthus 19 and Eucalyptus 20, and targeted expanded consumer reach. This growth was partially offset by declines in the cologne and home subcategories from Jo Malone London, driven in part by the timing of shipments.
•Fragrance operating income increased, primarily due to lower cost of sales, partially offset by the increase in consumer-facing investments.
Hair Care
•Hair Care net sales decreased 10%, primarily driven by Aveda, reflecting continued softness in the Company’s salon and freestanding stores channels.
•Hair Care operating results improved, reflecting disciplined expense management and lower cost of sales, partially offset by the decline in net sales.

5Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.
6In fiscal 2025, the Company expanded its Luxury fragrance brand portfolio with the launch of BALMAIN Beauty.

Results by Geographic Region (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$1,052	$1,117	(6)%	1%	(5)%	$8	$(6)	100+%
Europe, the Middle East & Africa	1,358	1,647	(18)	1	(16)	239	302	(21)
Asia/Pacific	1,140	1,176	(3)	2	(1)	156	253	(38)
Subtotal	$3,550	$3,940	(10)%	1%	(9)%	$403	$549	(27)%
Returns/charges associated with restructuring and other activities	—	—				(97)	(18)
Total	$3,550	$3,940	(10)%	1%	(9)%	$306	$531	(42)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities						97	18
The Americas - Change in fair value of DECIEM acquisition-related stock options						—	5
Adjusted Operating Income - Non-GAAP						$403	$554	(27)%
[1]Percentages are calculated on an individual basis.
The geographic region net sales commentary below reflects organic net sales, excluding the negative impacts from foreign currency translation that are reflected in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

The Americas
•Net sales decreased 5%, driven by the mid-single-digit decline in North America. From a retail sales perspective, the Company’s North America business increased low single-digits. The net sales decline in North America was primarily due to:
◦Ongoing retail softness for some brands and declines in consumer confidence and sentiment, which led to elevated inventory levels and destocking at certain retailers;
◦Operational challenges impacting certain department store retailers and the timing of shipments, which further pressured net sales compared to the prior-year period.
◦These challenges more than offset the benefit from nine brands in Amazon’s U.S. Premium Beauty Store, compared to one in the prior-year period.
•Operating results increased, primarily driven by disciplined expense management as well as net benefits from the PRGP, primarily benefiting cost of sales, partially offset by the unfavorable year-over-year impact of net intercompany activity, including $164 million of lower intercompany royalty income due to the decline in income from the Company’s global travel retail business.

Europe, the Middle East & Africa
•Net sales decreased 16%, driven by:
◦Strong double-digit decline in the Company’s global travel retail business, reflecting:
▪Ongoing subdued sentiment and lower conversion from Chinese consumers;
▪The difficult comparison to the prior-year period due to the Company’s resumption of replenishment orders in the fiscal 2024 third quarter and the Company’s strategic decision to reduce its exposure to reseller activity; and
▪Retailer shifts in strategies toward more profitable duty-free business models in both Korea and mainland China, which led to lower replenishment orders.
◦Mid-single-digit decline in the region’s markets, primarily driven by ongoing challenges in the United Kingdom, including retail softness for the Company’s brands. This led to elevated inventory levels at certain retailers and, coupled with efforts by retailers to manage their working capital, resulted in destocking and lower shipments.
•Operating income decreased, primarily due to the decline in net sales and increase in consumer-facing investments, partially offset by lower cost of sales, including net benefits from the PRGP, and the favorable year-over-year impact of net intercompany activity, including $164 million of lower intercompany royalty expense due to the decline in income from the Company’s global travel retail business.
Asia/Pacific
•Net sales decreased 1%, primarily driven by double-digit declines in Hong Kong SAR and Korea, partially offset by mid-single-digit growth in mainland China.
◦The decline in Hong Kong SAR reflects the Company’s strategic decision to reduce its exposure to reseller activity.
◦The decline in Korea was primarily due to the impact of political and social unrest, which reduced retail traffic and dampened retail sales, as well as the strategic exit of Dr.Jart+ from the travel retail channel in November 2024.
◦These declines were partially offset by growth in mainland China, reflecting:
▪The timing of Lunar New Year in fiscal 2025, which created an additional key shopping moment compared to the prior-year period’s overlap with Valentine’s Day and contributed to prestige beauty stabilization; and
▪The Company’s prestige beauty share gains, attributable to the partial recapture of consumer demand in mainland China from Asia travel retail and Hong Kong SAR, online growth and the success of innovation, such as La Mer’s Night Recovery Concentrate.
▪Partially offset by lower shipments to some retailers due to retail softness, reflecting subdued consumer sentiment, and their efforts to manage working capital.

•Operating income declined, primarily driven by the decrease in net sales and increase in consumer-facing investments, as well as the year-over-year unfavorable impact of the fiscal 2025 second quarter change in policy related to local government subsidies in China.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on June 16, 2025 to stockholders of record at the close of business on May 30, 2025.

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
In February 2025, the Company announced the expansion of its PRGP, including the restructuring program. Actions under the plan are expected to be substantially executed in fiscal 2025 and 2026 and completed in fiscal 2027, with nearly all of the full run-rate benefits expected to be realized during fiscal 2027. The plan is designed to further transform the Company’s operating model to fund a return to sales growth and restore a solid double-digit adjusted operating margin over the next few years, and continue to mitigate impacts from external volatility.

The Company has made meaningful progress in the execution of its PRGP, as evident by adjusted gross margin expansion, the advancement of planned initiatives, internally and with external partners, and cumulative actions under its restructuring program. In each of the three quarters of fiscal 2025, the Company has delivered over 300 basis points of adjusted gross margin expansion, despite pressure from its sales volume declines, through initiatives designed to (i) enhance operational efficiencies; (ii) reduce excess inventory; and (iii) improve the realization of net strategic pricing actions by reducing discounts and promotions.

Restructuring Program Component of the PRGP
Relating specifically to the restructuring program component of the PRGP, once fully implemented, the Company expects to take restructuring and other charges of between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, contract terminations, asset write-offs, and other costs associated with implementing these initiatives. The restructuring program is expected to yield annual gross benefits of between $0.8 billion and $1.0 billion, before taxes, to help restore operating margin and also fuel reinvestment in consumer-facing areas to drive sustainable sales growth.

The Company estimates a net reduction in positions of 5,800 to 7,000, including approvals to date. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. Approvals for specific initiatives under this restructuring program, in total, are expected to be completed by the end of fiscal 2026. The restructuring program’s focus includes (i) reorganization and rightsizing of certain areas and (ii) simplification and acceleration of processes, along with the focus on (i) outsourcing of select services and (ii) evolution of go-to-market footprint and selling models.

As of March 31, 2025, the Company has recognized total cumulative charges under the restructuring component of the PRGP of $498 million, consisting primarily of employee-related costs. As of April 24, 2025, the Company has approved initiatives totaling cumulative charges of $623 million and a net reduction of over 2,600 positions.

OUTLOOK FOR FISCAL 2025 FULL YEAR

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)
Twelve Months Ending
June 30, 2025(F)
As Reported - GAAP	(9%) - (8%)
Impact of foreign currency translation	—
Returns associated with restructuring and other activities(1)	—
Organic, Non-GAAP	(9%) - (8%)
(F)Represents forecast, using spot rates as of March 31, 2025.
(1)The net sales growth impact of returns associated with restructuring and other activities includes approvals to date. Additional returns associated with restructuring and other activities are anticipated as initiatives are approved throughout fiscal 2025.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings (Loss) Per Common Share (“EPS”) (Unaudited)
	Twelve Months Ending
	June 30
	2025(F)	2024	Growth
Forecasted/As Reported EPS - GAAP	($1.89) - ($1.61)	$1.08	(100+%) - (100+%)
Non-GAAP
Restructuring and other charges(1)	.94 - .97	.27
Talcum litigation settlement agreements	.34	—
Goodwill and other intangible asset impairments	1.88	1.19
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.05
Forecasted/Adjusted EPS - Non-GAAP	$1.30 - $1.55	$2.59	(50%) - (40%)
Impact of foreign currency translation	.03
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$1.33 - $1.58	$2.59	(49%) - (39%)
(F)Represents forecast, using spot rates as of March 31, 2025.
(1)The diluted net earnings per common share impact of restructuring and other charges includes approvals to date. Additional restructuring charges are anticipated as initiatives are approved throughout fiscal 2025.

The Company has reflected the following assumptions in its fiscal 2025 full-year outlook:
•A stronger double-digit net sales decline in the Company’s global travel retail business in the fiscal 2025 fourth quarter compared to the decline in the third quarter, reflecting the impacts from retailer shifts in strategies toward more profitable duty-free business models in both Korea and mainland China as well as weak consumer sentiment and conversion from Chinese consumers. This decline also reflects a difficult comparison to the prior-year period due to the resumption of replenishment orders in the second half of fiscal 2024 as well as the Company’s strategic decision to reduce its exposure to reseller activity.
•High-single digit organic net sales decline in Asia/Pacific for fiscal 2025, primarily driven by ongoing subdued consumer sentiment from Chinese consumers and the impact of the Company’s strategic exit of Dr.Jart+ from the travel retail channel in Korea.
•Adjusted gross margin of approximately 73.5%.
•An effective tax rate of approximately 38%.

•Adjusted EPS decline, primarily due to the challenges in the Company’s global travel retail business and Asia/Pacific geographic region.
•No further material adverse impacts from currently enacted tariffs, including consumer sentiment.
The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures (including those caused by tariffs) on its cost base and is monitoring the impact on consumer preferences, the impact of changes being made in the organization, including those related to Beauty Reimagined and the PRGP, as well as the potential impact of changes expected to be made as part of the PRGP on suppliers, retailers and others, and challenges relating to successfully outsourcing select services. In the Company’s outlook, it has made assumptions regarding these internal and external factors and challenges. Declines in net sales and profitability have, and may continue to, adversely impact the goodwill and other intangible assets associated with the Company’s brands, as well as long-lived assets, potentially resulting in impairments.

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, May 1, 2025 to discuss its results for the fiscal 2025 third quarter. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 1142144).

The call and presentation will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until May 15, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.
Factors that could cause actual results to differ from expectations include, without limitation:
(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary and NIOD, and BALMAIN Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2025	2024		2025	2024
Net sales(A)	$3,550	$3,940	(10)%	$10,915	$11,737	(7)%
Cost of sales(A)	889	1,107	(20)	2,774	3,331	(17)
Gross profit	2,661	2,833	(6)	8,141	8,406	(3)
Gross margin	75.0%	71.9%		74.6%	71.6%

Operating expenses
Selling, general and administrative(B)	2,258	2,284	(1)	7,141	7,177	(1)
Restructuring and other charges(A)	97	18	100+	375	26	100+
Impairment of goodwill and other intangible assets(C)	—	—	—	861	—	100
Talcum litigation settlement agreements(D)	—	—	—	159	—	100
Total operating expenses	2,355	2,302	2	8,536	7,203	19
Operating expense margin	66.3%	58.4%		78.2%	61.4%

Operating income (loss)	306	531	(42)	(395)	1,203	(100+)
Operating income (loss) margin	8.6%	13.5%		(3.6)%	10.2%

Interest expense	87	94	(7)	269	287	(6)
Interest income and investment income, net	27	45	(40)	85	126	(33)
Other components of net periodic benefit cost	5	(4)	100+	10	(9)	100+
Earnings (loss) before income taxes	241	486	(50)	(589)	1,051	(100+)
Provision (benefit) for income taxes	82	151	(46)	(2)	356	(100+)
Net earnings (loss)	159	335	(53)	(587)	695	(100+)
Net earnings attributable to redeemable noncontrolling interest	—	(5)	100	—	(21)	100
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$159	$330	(52)%	$(587)	$674	(100+)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$.44	$.92	(52)%	$(1.63)	$1.88	(100+)%
Diluted	$.44	$.91	(52)%	$(1.63)	$1.87	(100+)%

Weighted-average common shares outstanding
Basic	360.3	359.1		359.9	358.8
Diluted	361.4	360.8		359.9	360.4

(A)As a component of the Profit Recovery and Growth Plan (“PRGP”), communicated on November 1, 2023, on February 5, 2024, the Company announced a two-year restructuring program. The restructuring program’s main focus included the reorganization and rightsizing of certain areas of the Company’s business as well as simplification and acceleration of processes. The Company planned to substantially complete specific initiatives under the restructuring program through fiscal 2026. The Company expected that the restructuring program would result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

After reviewing additional potential initiatives and the progress of previously approved initiatives, on February 3, 2025, the Company committed to the expansion of the PRGP, including an expansion of the restructuring program.

The expanded component of the restructuring program began during the Company’s fiscal 2025 third quarter with all initiatives to be approved by the end of fiscal 2026. Specific initiatives under the expanded component of the restructuring program are expected to be substantially completed by the end of fiscal 2027. The now expanded restructuring program’s focus includes (i) reorganization and rightsizing of certain areas and (ii) simplification and acceleration of processes, along with the newly added focus on (i) outsourcing of select services and (ii) evolution of go-to-market footprint and selling models.

The Company now expects that the restructuring program will result in restructuring and other charges totaling between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

Under the Post-COVID Business Acceleration Program (the “PCBA Program”), the Company approved specific initiatives through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

(B)For the three and nine months ended March 31, 2024, the Company recorded $5 million ($5 million less the portion attributable to redeemable noncontrolling interest and net of tax) and $8 million ($7 million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of expense related to the change in fair value of DECIEM acquisition-related stock options.

(C)During the fiscal 2025 second quarter, the TOM FORD brand experienced lower-than-expected growth within key geographic regions and channels, including in mainland China, Asia travel retail and Hong Kong SAR. Also during the fiscal 2025 second quarter, the Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels. As a result, the Company made revisions to the internal forecasts relating to its TOM FORD brand and Too Faced reporting unit. Additionally, there were increases in the weighted average cost of capital for the TOM FORD brand and Too Faced reporting unit as compared to the prior-year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024.

The Company concluded that the changes in circumstances in the TOM FORD brand and Too Faced reporting unit, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of the TOM FORD trademark and the Too Faced trademark and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Too Faced’s long-lived assets, including customer lists, may not be recoverable.

Accordingly, the Company performed interim impairment tests for the TOM FORD and Too Faced trademarks and Too Faced goodwill as well as a recoverability test for the Too Faced long-lived assets as of December 31, 2024. As a result of these tests, the Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, and recorded an impairment charge of $773 million for TOM FORD and $75 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets for Too Faced were recoverable. Additionally, as a result of the interim impairment review, the remaining carrying value of Too Faced’s goodwill was not recoverable and the Company recorded an impairment charge of $13 million, reducing the carrying value to zero.

For the nine months ended March 31, 2025, charges related to goodwill and other intangible asset impairments were $861 million ($674 million, net of tax), with an impact of $1.87 per common share.

(D)From the end of August 2024 through October 2024, the Company reached agreements with certain plaintiff law firms (collectively, the “talcum litigation settlement agreements”) for: (i) the resolution of pending cosmetic talcum powder matters handled by those firms as well as (ii) a process for resolving potential future cosmetic talcum powder claims expected to be brought on behalf of plaintiffs by those firms from January 1, 2025 through December 31, 2029, with annual capped amounts per year for each participating law firm. To account for the talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter for the amount agreed to settle the current claims and an estimated amount for potential future claims.

Results by Product Category (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$5,257	$5,873	(10)%	—%	(10)%	$784	$920	(15)%
Makeup	3,223	3,365	(4)	1	(3)	(382)	56	(100+)
Fragrance	1,931	1,948	(1)	1	—	(354)	267	(100+)
Hair Care	424	464	(9)	—	(8)	(34)	(50)	32
Other	80	88	(9)	—	(9)	(25)	38	(100+)
Subtotal	$10,915	$11,738	(7)%	—%	(7)%	$(11)	$1,231	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(384)	(28)
Total	$10,915	$11,737	(7)%	—%	(7)%	$(395)	$1,203	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						384	28
Makeup - Goodwill and other intangible asset impairments						258	—
Fragrance - Other intangible asset impairments						549	—
Other - Other intangible asset impairments						54	—
Makeup - Talcum litigation settlement agreements						159	—
Skin Care - Change in fair value of DECIEM acquisition-related stock options						—	8
Adjusted Operating Income - Non-GAAP						$1,009	$1,239	(19)%
[1]Percentages are calculated on an individual basis.

Results by Geographic Region (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$3,462	$3,567	(3)%	1%	(2)%	$(983)	$(243)	(100+)%
Europe, the Middle East & Africa	4,082	4,488	(9)	—	(9)	645	825	(22)
Asia/Pacific	3,371	3,683	(8)	—	(8)	327	649	(50)
Subtotal	$10,915	$11,738	(7)%	—%	(7)%	$(11)	$1,231	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(384)	(28)
Total	$10,915	$11,737	(7)%	—%	(7)%	$(395)	$1,203	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						384	28
The Americas - Goodwill and other intangible asset impairments						861	—
The Americas - Talcum litigation settlement agreements						159	—
The Americas - Change in fair value of DECIEM acquisition-related stock options						—	8
Adjusted Operating Income - Non-GAAP						$1,009	$1,239	(19)%
[1]Percentages are calculated on an individual basis.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended March 31			Nine Months Ended March 31
($ in millions, except per share data)	2025	2024	Percentage Change	2025	2024	Percentage Change
Net Sales	$3,550	$3,940	(10)%	$10,915	$11,737	(7)%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	—	—		—	1
Adjusted Net Sales, Non-GAAP	3,550	3,940		10,915	11,738
Impact of foreign currency translation	55	—	(1%)	55	—	(1%)
Organic Net Sales, Non-GAAP[1]	$3,605	$3,940	(9)%	$10,970	$11,738	(7)%
[1]Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended March 31			Nine Months Ended March 31
($ in millions, except per share data)	2025	2024	Percentage Change	2025	2024	Percentage Change
Gross Profit	$2,661	$2,833	(6)%	$8,141	$8,406	(3)%
Non-GAAP Adjustments
Restructuring and other activities	—	—		9	2
Adjusted Gross Profit, Non-GAAP	$2,661	$2,833	(6)%	$8,150	$8,408	(3)%

Gross Margin	75.0%	71.9%		74.6%	71.6%
Non-GAAP Adjustments
Restructuring and other activities	—	—		0.1	—
Adjusted Gross Margin, Non-GAAP	75.0%	71.9%		74.7%	71.6%

Operating Income (Loss)	$306	$531	(42)%	$(395)	$1,203	(100+)%
Non-GAAP Adjustments
Restructuring and other charges	97	18		384	28
Goodwill and other intangible asset impairments	—	—		861	—
Talcum litigation settlement agreements	—	—		159	—
Change in fair value of DECIEM acquisition-related stock options	—	5		—	8
Adjusted Operating Income, Non-GAAP	$403	$554	(27)%	$1,009	$1,239	(19)%

Operating Margin	8.6%	13.5%		(3.6)%	10.2%
Non-GAAP Adjustments
Restructuring and other charges	2.8	0.5		3.4	0.3
Goodwill and other intangible asset impairments	—	—		7.9	—
Talcum litigation settlement agreements	—	—		1.5	—
Change in fair value of DECIEM acquisition-related stock options	—	0.1		—	0.1
Adjusted Operating Margin, Non-GAAP	11.4%	14.1%		9.2%	10.6%

Provision for Income Taxes	$82	$151	(46)%	$(2)	$356	(100+)%
Effective Tax Rate ("ETR")	34.0%	31.1%		0.3%	33.9%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	22	4		84	6
Goodwill and other intangible asset impairments	—	—		187	—
Talcum litigation settlement agreements	—	—		35	—
Adjusted Provision for Income Taxes, Non-GAAP	$104	$155		$304	$362
Adjusted ETR, Non-GAAP	30.8%	30.5%		37.3%	33.3%

Diluted Net Earnings (Loss) Per Common Share	$.44	$.91	(52)%	$(1.63)	$1.87	(100+)%
Non-GAAP Adjustments
Restructuring and other charges	.21	.04		.83	.06
Goodwill and other intangible asset impairments	—	—		1.88	—
Talcum litigation settlement agreements	—	—		.34	—
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.02		—	.02
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.65	$.97	(33)%	$1.42	$1.95	(27)%
[1]Percentages are calculated on an individual basis.
[2]For the nine months ended March 31, 2025 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.2 million shares were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the periods. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	March 31, 2025	June 30, 2024	March 31, 2024
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$2,631	$3,395	$3,701
Accounts receivable, net	1,792	1,727	1,854
Inventory and promotional merchandise	1,959	2,175	2,307
Prepaid expenses and other current assets	635	625	672
Total current assets	7,017	7,922	8,534
Property, plant and equipment, net	3,059	3,136	3,133
Operating lease right-of-use assets	1,875	1,833	1,836
Other assets	7,935	8,786	9,197
Total assets	$19,886	$21,677	$22,700

LIABILITIES AND EQUITY

Current debt	$3	$504	$505
Accounts payable	1,214	1,440	1,197
Operating lease liabilities	399	354	363
Other accrued liabilities	3,348	3,404	3,351
Total current liabilities	4,964	5,702	5,416
Long-term debt	7,298	7,267	7,265
Long-term operating lease liabilities	1,682	1,701	1,707
Other noncurrent liabilities	1,597	1,693	1,728
Total noncurrent liabilities	10,577	10,661	10,700
Redeemable noncontrolling interest	—	—	840
Total equity	4,345	5,314	5,744
Total liabilities and equity	$19,886	$21,677	$22,700

SELECT CASH FLOW DATA (Unaudited)

	Nine Months Ended March 31
($ in millions)	2025	2024
Net earnings (loss)	$(587)	$695
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	619	614
Deferred income taxes	(334)	(165)
Impairment of goodwill and other intangible assets	861	—
Other items	277	265
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(77)	(404)
Decrease in inventory and promotional merchandise	215	653
Decrease (increase) in other assets, net	(33)	19
Decrease in accounts payable and other liabilities, net	(270)	(206)
Net cash flows provided by operating activities	$671	$1,471

Other Investing and Financing Uses:
Capital expenditures	$(395)	$(702)
Payments to acquire treasury stock	(35)	(34)
Dividends paid	(492)	(710)
Repayments of current debt, net	—	(215)
Proceeds from the issuance of long-term debt, net	—	649
Repayments of commercial paper (maturities after three months)	—	(785)
Repayments of long-term debt	(503)	(7)

Supplemental cash flow information:
Cash paid for interest	$243	$244
Cash paid for income taxes	468	441

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